Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-73980) pertaining to the 1992 Incentive Stock Option Plan and the 1992 Nonqualified Stock Option Plan, in the Registration Statement (Form S-8 No. 333-00947) pertaining to the 1994 Nonqualified Stock Option Plan, in the Registration Statement (Form S-8 No. 333-32828) pertaining to the 1999 Omnibus Equity Incentive Plan, the 1999 Employee Stock Purchase Plan, and the Two Outstanding Non-Employee Director Option Agreements outside of any plan, and the Registration Statement (Form S-8 No. 333-117020) pertaining to the 1999 Omnibus Equity Incentive Plan of our report dated August 6, 2004, with respect to the consolidated financial statements and schedule of Natural Alternatives International, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/        Ernst & Young LLP

San Diego, California

September 7, 2004